Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Olivia Snyder, Manager, Investor Relations
(617) 219-1410

Office Properties Income Trust Announces Third Quarter 2020 Results
Third Quarter Net Loss of $3.8 Million, or $0.08 Per Share
Third Quarter Normalized FFO of $62.6 Million, or $1.30 Per Share
Third Quarter CAD of $44.6 Million, or $0.93 Per Share, Increased 15.4% Year Over Year
Third Quarter Same Property Cash Basis NOI Increased 1.7%
Completed 595,000 Square Feet of Leasing in the Third Quarter for a 31.0% Roll-Up in Rents

Newton, MA (October 30, 2020): Office Properties Income Trust (Nasdaq: OPI) today announced its financial results for the quarter and nine months ended September 30, 2020.

David Blackman, President and Chief Executive Officer of OPI, made the following statement:

“OPI delivered strong financial and operating results for the third quarter of 2020. Normalized FFO beat the high end of our guidance and consensus estimates and CAD increased by more than 15% year over year. We entered 595,000 square feet of new and renewal leasing that resulted in a 31% roll up in rents and a weighted average lease term of 10.6 years.

We also continue to benefit from OPI's high percentage of annualized rental income paid by investment grade tenants (64.7% as of September 30, 2020) and our resulting low rent deferrals and high rent collections. The total amount of granted deferrals for the months of April through September represents only 91 basis points of contractual rents over that period and average monthly rent collections were approximately 99% during the third quarter.

OPI also improved its liquidity during the quarter by raising more than $250 million of proceeds from a senior note offering. As a result, we repaid all amounts outstanding on our $750 million credit facility and now have virtually no debt maturities until 2022.

I think OPI has outperformed under extraordinary circumstances this quarter and believe we are well positioned to further execute its strategic business plan."

Results for the Quarter Ended September 30, 2020:

Net loss for the quarter ended September 30, 2020 was $3.8 million, or $0.08 per diluted share, compared to a net loss of $3.9 million, or $0.08 per diluted share, for the quarter ended September 30, 2019. Net loss for the quarter ended September 30, 2020 includes a $3.0 million, or $0.06 per diluted share, loss on impairment of real estate. Net loss for the quarter ended September 30, 2019 includes an $11.5 million, or $0.24 per diluted share, gain on sale of real estate, partially offset by an
A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

$8.5 million, or $0.18 per diluted share, loss on impairment of real estate. The weighted average number of diluted common shares outstanding was 48.1 million for the quarters ended September 30, 2020 and 2019.

Normalized funds from operations, or Normalized FFO, and cash available for distribution, or CAD, for the quarter ended September 30, 2020 were $62.6 million, or $1.30 per diluted share, and $44.6 million, or $0.93 per diluted share, respectively, compared to Normalized FFO and CAD for the quarter ended September 30, 2019 of $69.7 million, or $1.45 per diluted share, and $38.6 million, or $0.80 per diluted share, respectively.

Reconciliations of net income (loss) determined in accordance with U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, Normalized FFO and CAD for the quarters ended September 30, 2020 and 2019 appear later in this press release.

Results for the Nine Months Ended September 30, 2020:

Net income for the nine months ended September 30, 2020 was $8.3 million, or $0.17 per diluted share, compared to a net loss of $34.7 million, or $0.72 per diluted share, for the nine months ended September 30, 2019. Net income for the nine months ended September 30, 2020 includes a $10.8 million, or $0.22 per diluted share, gain on sale of real estate, partially offset by a $3.8 million, or $0.08 per diluted share, loss on early extinguishment of debt and a $3.0 million, or $0.06 per diluted share, loss on impairment of real estate. Net loss for the nine months ended September 30, 2019 includes a $44.0 million, or $0.92 per diluted share, realized loss on equity securities related to the sale of OPI's investment in The RMR Group Inc., or RMR Inc., on July 1, 2019, and a $14.1 million, or $0.29 per diluted share, loss on impairment of real estate, partially offset by a $33.5 million, or $0.70 per diluted share, gain on sale of real estate and certain net revenue events during the second quarter of 2019 totaling $8.2 million, or $0.17 per diluted share, including a $7.4 million early termination fee related to a single tenant property located in San Jose, CA. The weighted average number of diluted common shares outstanding was 48.1 million for the nine months ended September 30, 2020 and 2019.

Normalized FFO and CAD for the nine months ended September 30, 2020 were $197.4 million, or $4.10 per diluted share, and $137.5 million, or $2.86 per diluted share, respectively, compared to Normalized FFO and CAD for the nine months ended September 30, 2019 of $222.3 million, or $4.63 per diluted share, and $148.9 million, or $3.10 per diluted share, respectively.

Reconciliations of net income (loss) determined in accordance with GAAP to FFO, Normalized FFO and CAD for the nine months ended September 30, 2020 and 2019 appear later in this press release.

Leasing, Occupancy and Same Property Results:

During the quarter ended September 30, 2020, OPI entered new and renewal leases for an aggregate of 595,000 rentable square feet at weighted (by rentable square feet) average rents that were 31.0% above prior rents for the same space. The weighted (by rentable square feet) average lease term for these leases was approximately 10.6 years and leasing concessions and capital commitments were $6.2 million, or only $0.99 per square foot, per lease year.

As of September 30, 2020, 91.2% of OPI’s total rentable square feet was leased, compared to 91.7% as of June 30, 2020 and 93.3% as of September 30, 2019. Occupancy for properties owned continuously since July 1, 2019, or same properties, was 92.3% as of September 30, 2020, compared to 92.8% as of June 30, 2020 and 93.5% as of September 30, 2019. Same property cash basis net operating income, or Cash Basis NOI, increased 1.7% for the quarter ended September 30, 2020 compared to the quarter ended September 30, 2019. The increase in same property Cash Basis NOI is due primarily to decreases in operating expenses, including approximately $1.4 million of expense savings as a result of cost savings initiatives in response to the COVID-19 pandemic.

Reconciliations of net income (loss) determined in accordance with GAAP to net operating income, or NOI, and Cash Basis NOI, and a reconciliation of NOI to same property NOI and same property Cash Basis NOI, for the quarters ended September 30, 2020 and 2019, appear later in this press release.

As a result of the COVID-19 pandemic, overall new leasing volume for 2020 has slowed and may continue to slow or remain at a similar level of activity; however, OPI remains focused on proactive dialogue with its existing tenants and overall tenant retention. Also, as a result of the COVID-19 pandemic, OPI has granted temporary rent assistance to date totaling $2.5 million to 19 tenants, pursuant to deferred payment plans. These tenants will pay, in most cases, one month of rent over a 12-month period, certain of which commenced in September 2020. The $2.5 million of granted temporary rent assistance is detailed as follows:

	Granted Rent Deferrals	Percentage of Total Granted Rent Deferrals	Percentage of Quarterly Contractual Rents
Quarter ended June 30, 2020	$2,055,449	80.6%	1.5%
Quarter ended September 30, 2020	494,069	19.4%	0.3%
Total granted deferrals	$2,549,518	100.0%	0.9%
Less: Amounts repaid (1)	(1,450,969)	56.9%
Outstanding granted rent deferral balance	$1,098,549	43.1%

(1)Represents rent deferrals repaid as of October 26, 2020.

For the quarter ended September 30, 2020, OPI collected approximately 99% of contractual rent obligations before and after giving effect to such rent deferrals.

While it is still early to assess the full impact the COVID-19 pandemic will have on OPI's business, OPI believes it will benefit from the approximately 64.7% of annualized rental income paid by investment grade tenants, the majority of which is made up of government tenants, and the diversity of its tenant base, both geographically and by industry, which OPI believes may help mitigate the economic impact caused by the COVID-19 pandemic.

Recent Acquisition Activities:

In August 2020, OPI terminated a previously announced agreement to acquire an office property in Denver, CO for a purchase price of $38.1 million.

In October 2020, OPI entered into an agreement to acquire three properties containing approximately 194,000 square feet adjacent to properties it owns in an office park in Brookhaven, GA for a purchase price of $15.3 million, excluding acquisition related costs.

Recent Disposition Activities:

As previously reported, in July 2020, OPI entered into an agreement to sell a four property business park located in Fairfax, VA containing approximately 171,000 rentable square feet for a sales price of $25.1 million, excluding closing costs. OPI completed this sale in October 2020.

Recent Financing Activities:

In August 2020, OPI repaid at maturity, at par plus accrued interest, a mortgage note secured by one property with an outstanding principal balance of $39.6 million and an annual interest rate of 2.2% using cash on hand and borrowings under its revolving credit facility.

As previously reported, in July 2020, OPI issued an additional $12.0 million of its 6.375% senior unsecured notes due 2050 pursuant to the underwriters' partial exercise of the over allotment option of the $150.0 million 6.375% senior unsecured notes issued in an underwritten public offering in June 2020. OPI used the aggregate net proceeds of this offering to repay amounts outstanding under its revolving credit facility and for general business purposes.

In September 2020, OPI issued $250.0 million of its 4.50% senior unsecured notes due 2025 in an underwritten public offering. These notes are a further issuance of OPI's existing $400.0 million of senior unsecured notes due 2025. The public offering price was 101.414% of the principal amount raising net proceeds of $251.3 million, after underwriters’ discounts and estimated offering expenses. OPI used the net proceeds of this offering to repay amounts outstanding under its revolving credit facility and for general business purposes.

Conference Call:

At 10:00 a.m. Eastern Time this morning, President and Chief Executive Officer, David Blackman, Chief Financial Officer and Treasurer, Matthew Brown, and Vice President and Chief Operating Officer, Christopher Bilotto, will host a conference call to discuss OPI’s third quarter 2020 financial results.

The conference call telephone number is (877) 328-1172. Participants calling from outside the United States and Canada should dial (412) 317-5418. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Friday, November 6, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10148151.

A live audio webcast of the conference call will also be available in a listen only mode on OPI’s website, at www.opireit.com. Participants wanting to access the webcast should visit OPI’s website about five minutes before the call. The archived webcast will be available for replay on OPI’s website following the call for about one week. The transcription, recording and retransmission in any way of OPI’s third quarter conference call are strictly prohibited without the prior written consent of OPI.

Supplemental Data:

A copy of OPI’s Third Quarter 2020 Supplemental Operating and Financial Data is available for download at OPI’s website, www.opireit.com. OPI’s website is not incorporated as part of this press release.

Non-GAAP Financial Measures:

OPI presents certain “non-GAAP financial measures” within the meaning of applicable rules of the Securities and Exchange Commission, or SEC, including FFO, Normalized FFO, CAD, Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income (loss) as indicators of OPI’s operating performance or as measures of OPI’s liquidity. These measures should be considered in conjunction with net income (loss) as presented in OPI's condensed consolidated statements of income (loss). OPI considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a real estate investment trust, or REIT, along with net income (loss). OPI believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of OPI’s operating performance between periods and with other REITs and, in the case of Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI reflecting only those income and expense items that are generated and incurred at the property level may help both investors and management to understand the operations of OPI's properties.

Please see the pages attached hereto for a more detailed statement of OPI’s operating results and financial condition and for an explanation of OPI’s calculation of FFO, Normalized FFO, CAD, Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI and a reconciliation of those amounts to amounts determined in accordance with GAAP.

OPI is a REIT focused on owning, operating and leasing properties primarily leased to single tenants and those with high credit quality characteristics such as government entities. OPI is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.

Office Properties Income Trust
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Rental income	$145,806	$167,411	$441,294	$518,220

Expenses:
Real estate taxes	16,113	18,824	48,701	55,363
Utility expenses	7,564	9,518	19,777	26,369
Other operating expenses	26,366	30,376	78,033	90,204
Depreciation and amortization	62,227	74,939	189,340	226,373
Loss on impairment of real estate (1)	2,954	8,521	2,954	14,105
Acquisition and transaction related costs (2)	—	—	—	682
General and administrative	7,059	7,990	21,372	25,457
Total expenses	122,283	150,168	360,177	438,553

Gain on sale of real estate (3)	—	11,463	10,822	33,538
Dividend income	—	—	—	1,960
Loss on equity securities, net (4)	—	—	—	(44,007)
Interest and other income	2	358	738	847
Interest expense (including net amortization of debt premiums, discounts and issuance costs of $2,477, $2,560, $7,162 and $8,264, respectively)	(27,097)	(32,367)	(79,461)	(104,848)
Loss on early extinguishment of debt (5)	—	(284)	(3,839)	(769)
Income (loss) before income tax (expense) benefit and equity in net losses of investees	(3,572)	(3,587)	9,377	(33,612)
Income tax (expense) benefit	54	(156)	(220)	(509)
Equity in net losses of investees	(279)	(196)	(815)	(573)
Net income (loss)	$(3,797)	$(3,939)	$8,342	$(34,694)

Weighted average common shares outstanding (basic and diluted)	48,132	48,073	48,111	48,051

Per common share amounts (basic and diluted):
Net income (loss)	$(0.08)	$(0.08)	$0.17	$(0.72)

See Notes on pages 6 and 7.

Office Properties Income Trust
Funds from Operations, Normalized Funds from Operations and Cash Available for Distribution
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Calculation of FFO, Normalized FFO and CAD (6)(7):
Net income (loss)	$(3,797)	$(3,939)	$8,342	$(34,694)
Add (less): Depreciation and amortization:
Consolidated properties	62,227	74,939	189,340	226,373
Unconsolidated joint venture properties	1,244	1,397	3,722	4,558
Loss on impairment of real estate (1)	2,954	8,521	2,954	14,105
Gain on sale of real estate (3)	—	(11,463)	(10,822)	(33,538)
Loss on equity securities, net (4)	—	—	—	44,007
FFO	62,628	69,455	193,536	220,811
Add (less): Acquisition and transaction related costs (2)	—	—	—	682
Loss on early extinguishment of debt (5)	—	284	3,839	769
Normalized FFO	62,628	69,739	197,375	222,262
Add (less): Non-cash expenses (8)	533	611	1,420	1,898
Distributions from unconsolidated joint ventures	255	852	408	1,973
Depreciation and amortization - unconsolidated joint ventures	(1,244)	(1,397)	(3,722)	(4,558)
Equity in net losses of investees	279	196	815	573
Loss on early extinguishment of debt settled in cash	—	—	(1,138)	—
Non-cash straight line rent adjustments included in rental income	(3,912)	(6,904)	(12,963)	(19,365)
Lease value amortization included in rental income	1,312	35	4,149	2,628
Net amortization of debt premiums, discounts and issuance costs	2,477	2,560	7,162	8,264
Recurring capital expenditures	(17,771)	(27,068)	(56,040)	(64,813)
CAD (7)	$44,557	$38,624	$137,466	$148,862

Weighted average common shares outstanding (basic and diluted)	48,132	48,073	48,111	48,051

Per common share amounts (basic and diluted):
Net income (loss)	$(0.08)	$(0.08)	$0.17	$(0.72)
FFO	$1.30	$1.44	$4.02	$4.60
Normalized FFO	$1.30	$1.45	$4.10	$4.63
CAD	$0.93	$0.80	$2.86	$3.10
Distributions declared per share	$0.55	$0.55	$1.65	$1.65

(1)Loss on impairment of real estate for the three and nine months ended September 30, 2020 represents an adjustment of $2,954 to reduce the carrying value of four properties to their estimated fair value less costs to sell. Loss on impairment of real estate for the three months ended September 30, 2019 includes an adjustment of $6,342 to reduce the carrying value of eight properties to their estimated fair value less costs to sell and a $2,179 loss on impairment of real estate related to the disposal of one property. Loss on impairment of real estate for the nine months ended September 30, 2019 also includes an adjustment of $5,137 to reduce the carrying value of two properties to their estimated fair value less costs to sell and a $447 loss on impairment of real estate related to the sale of a portfolio of 34 properties during the six months ended June 30, 2019.

(2)Acquisition and transaction related costs for the nine months ended September 30, 2019 consist of post-merger activity costs incurred in connection with OPI's acquisition of Select Income REIT on December 31, 2018 in a merger transaction and other related transactions.

(3)Gain on sale of real estate for the nine months ended September 30, 2020 represents a $10,822 net gain on the sale of six properties. Gain on sale of real estate for the three months ended September 30, 2019 represents an $11,463 gain on the sale of two properties. Gain on sale of real estate for the nine months ended September 30, 2019 also includes a $22,075 gain on the sale of one property during the six months ended June 30, 2019.

(4)Loss on equity securities, net represents a realized loss for the nine months ended September 30, 2019 from the sale of OPI's 2.8 million shares of RMR Inc. common stock on July 1, 2019.

(5)Loss on early extinguishment of debt for the nine months ended September 30, 2020 includes prepayment fees related to the repayment of two mortgage notes, write offs of the unamortized portion of certain discounts and issuance costs resulting from the early repayment of debt and a loss related to the settlement of a mortgage note receivable in connection with a property OPI sold in 2016. Loss on early extinguishment of debt for the three and nine months ended September 30, 2019 includes write offs of the unamortized portion of certain discounts and issuance costs resulting from the early repayment of debt.

(6)OPI calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, which is net income (loss), calculated in accordance with GAAP, plus real estate depreciation and amortization of consolidated properties and its proportionate share of the real estate depreciation and amortization of unconsolidated joint venture properties, but excluding impairment charges on real estate assets, any gain or loss on sale of real estate and equity securities, as well as certain other adjustments currently not applicable to OPI. In calculating Normalized FFO, OPI adjusts for the other items shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of OPI’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by OPI’s Board of Trustees when determining the amount of distributions to OPI’s shareholders. Other factors include, but are not limited to, requirements to maintain OPI's qualification for taxation as a REIT, limitations in OPI’s credit agreement and public debt covenants, the availability to OPI of debt and equity capital, OPI’s expectation of its future capital requirements and operating performance and OPI’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than OPI does.
(7)OPI calculates CAD as shown above. OPI defines CAD as Normalized FFO minus recurring real estate related capital expenditures and other non-cash and non-recurring items. CAD is among the factors considered by OPI's Board of Trustees when determining the amount of distributions to its shareholders. Other real estate companies and REITs may calculate CAD differently than OPI does.
(8)Non-cash expenses include equity based compensation, adjustments recorded to capitalize interest expense and amortization of the liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in RMR Inc. common stock in June 2015. This liability is being amortized on a straight line basis through December 31, 2035 as an allocated reduction to business management fee expense and property management fee expense, which are included in general and administrative and other operating expenses, respectively.

Office Properties Income Trust
Calculation and Reconciliation of Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI (1)
(amounts in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Calculation of Property NOI and Property Cash Basis NOI:
Rental income	$145,806	$167,411	$441,294	$518,220
Property operating expenses	(50,043)	(58,718)	(146,511)	(171,936)
Property NOI	95,763	108,693	294,783	346,284
Non-cash straight line rent adjustments included in rental income	(3,912)	(6,904)	(12,963)	(19,365)
Lease value amortization included in rental income	1,312	35	4,149	2,628
Lease termination fees included in rental income	(2)	(22)	(8)	(9,183)
Non-cash amortization included in property operating expenses (2)	(121)	(121)	(363)	(363)
Property Cash Basis NOI	$93,040	$101,681	$285,598	$320,001

Reconciliation of Net Income (Loss) to Property NOI and Property Cash Basis NOI:
Net income (loss)	$(3,797)	$(3,939)	$8,342	$(34,694)
Equity in net losses of investees	279	196	815	573
Income tax expense (benefit)	(54)	156	220	509
Income (loss) before income tax expense (benefit) and equity in net losses of investees	(3,572)	(3,587)	9,377	(33,612)
Loss on early extinguishment of debt	—	284	3,839	769
Interest expense	27,097	32,367	79,461	104,848
Interest and other income	(2)	(358)	(738)	(847)
Loss on equity securities, net	—	—	—	44,007
Dividend income	—	—	—	(1,960)
Gain on sale of real estate	—	(11,463)	(10,822)	(33,538)
General and administrative	7,059	7,990	21,372	25,457
Acquisition and transaction related costs	—	—	—	682
Loss on impairment of real estate	2,954	8,521	2,954	14,105
Depreciation and amortization	62,227	74,939	189,340	226,373
Property NOI	95,763	108,693	294,783	346,284
Non-cash amortization included in property operating expenses (2)	(121)	(121)	(363)	(363)
Lease termination fees included in rental income	(2)	(22)	(8)	(9,183)
Lease value amortization included in rental income	1,312	35	4,149	2,628
Non-cash straight line rent adjustments included in rental income	(3,912)	(6,904)	(12,963)	(19,365)
Property Cash Basis NOI	$93,040	$101,681	$285,598	$320,001

Reconciliation of Property NOI to Same Property NOI (3) (4):
Rental income	$145,806	$167,411	$441,294	$518,220
Property operating expenses	(50,043)	(58,718)	(146,511)	(171,936)
Property NOI	95,763	108,693	294,783	346,284
Less: NOI of properties not included in same property results	(460)	(10,819)	(1,556)	(50,111)
Same Property NOI	$95,303	$97,874	$293,227	$296,173

Calculation of Same Property Cash Basis NOI (3) (4):
Same Property NOI	$95,303	$97,874	$293,227	$296,173
Add: Lease value amortization included in rental income	1,318	66	4,170	2,892
Less: Non-cash straight line rent adjustments included in rental income	(3,950)	(6,813)	(12,235)	(18,345)
Lease termination fees included in rental income	(2)	(22)	(8)	(1,541)
Non-cash amortization included in property operating expenses (2)	(114)	(99)	(343)	(288)
Same Property Cash Basis NOI	$92,555	$91,006	$284,811	$278,891

See Notes on page 9.

(1)    The calculations of Property NOI and Property Cash Basis NOI exclude certain components of net income (loss) in order to provide results that are more closely related to OPI’s property level results of operations. OPI calculates Property NOI and Property Cash Basis NOI as shown above. OPI defines Property NOI as income from its rental of real estate less its property operating expenses. Property NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that OPI records as depreciation and amortization expense. OPI defines Property Cash Basis NOI as Property NOI excluding non-cash straight line rent adjustments, lease value amortization, lease termination fees, if any, and non-cash amortization included in other operating expenses. OPI calculates Same Property NOI and Same Property Cash Basis NOI in the same manner that it calculates the corresponding Property Cash Basis NOI amounts, except that it only includes same properties in calculating Same Property NOI and Same Property Cash Basis NOI. OPI uses Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI to evaluate individual and company-wide property level performance. Other real estate companies and REITs may calculate Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI differently than OPI does.
(2)    OPI recorded a liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in RMR Inc. common stock in June 2015. A portion of this liability is being amortized on a straight line basis through December 31, 2035 as a reduction to property management fee expense, which is included in property operating expenses.
(3)    For the three months ended September 30, 2020 and 2019, Same Property NOI and Same Property Cash Basis NOI are based on properties OPI owned continuously since July 1, 2019, and exclude properties classified as held for sale and properties undergoing significant redevelopment, if any, and three properties owned by two unconsolidated joint ventures in which OPI owns 51% and 50% interests.
(4)    For the nine months ended September 30, 2020 and 2019, Same Property NOI and Same Property Cash Basis NOI are based on properties OPI owned continuously since January 1, 2019, and exclude properties classified as held for sale and properties undergoing significant redevelopment, if any, and three properties owned by two unconsolidated joint ventures in which OPI owns 51% and 50% interests.

Office Properties Income Trust
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Real estate properties:
Land	$840,931	$840,550
Buildings and improvements	2,685,988	2,652,681
Total real estate properties, gross	3,526,919	3,493,231
Accumulated depreciation	(436,346)	(387,656)
Total real estate properties, net	3,090,573	3,105,575
Assets of properties held for sale	20,716	70,877
Investments in unconsolidated joint ventures	38,533	39,756
Acquired real estate leases, net	604,233	732,382
Cash and cash equivalents	45,035	93,744
Restricted cash	12,604	6,952
Rents receivable	100,363	83,556
Deferred leasing costs, net	44,485	40,107
Other assets, net	16,503	20,187
Total assets	$3,973,045	$4,193,136

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$—	$—
Senior unsecured notes, net	2,031,197	2,017,379
Mortgage notes payable, net	170,244	309,946
Liabilities of properties held for sale	331	14,693
Accounts payable and other liabilities	116,047	125,048
Due to related persons	7,349	7,141
Assumed real estate lease obligations, net	11,205	13,175
Total liabilities	2,336,373	2,487,382

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 200,000,000 shares authorized, 48,318,366 and 48,201,941 shares issued and outstanding, respectively	483	482
Additional paid in capital	2,614,346	2,612,425
Cumulative net income	185,559	177,217
Cumulative other comprehensive loss	—	(200)
Cumulative common distributions	(1,163,716)	(1,084,170)
Total shareholders’ equity	1,636,672	1,705,754
Total liabilities and shareholders’ equity	$3,973,045	$4,193,136

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever OPI uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, OPI is making forward-looking statements. These forward-looking statements are based upon OPI’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by OPI’s forward-looking statements as a result of various factors. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond OPI's control. For example:

•Mr. Blackman's statements about OPI's operating results, leasing activity and roll-ups in rents may imply that OPI will continue to have similar and better results and positive leasing activity in future periods. However, OPI's operating results and its ability to realize positive leasing activity depend on various factors, including market conditions, tenants' demand for OPI's properties, the timing of lease expirations and OPI's ability to successfully compete for tenants, among other factors. As a result, OPI may not realize positive leasing activity in future periods,
•Mr. Blackman's statements about the limited amount of rent deferrals that OPI granted to its tenants and statements elsewhere in this press release about the extent of OPI's rent collections in the third quarter despite the COVID-19 pandemic may imply that OPI will continue to have strong rent collections in the future. However, if the COVID-19 pandemic and the current economic conditions continue for an extended period of time or worsen, OPI’s tenants may be significantly adversely impacted, which may result in those tenants seeking relief from their rent obligations, their inability to pay rent, the termination of their leases or OPI's tenants not renewing their leases or renewing their leases for less space. Further, some of OPI’s government leases provide the tenant with certain rights to terminate their lease early. Budgetary and other fiscal pressures may result in some governmental tenants terminating their leases early or not renewing their leases. In addition, the COVID-19 pandemic has caused changes in workplace practices, including increased remote work arrangements. To the extent those practices become permanent or increased, leasing demand for office space may decline. Therefore, the impact OPI experiences in the near term may be worse than it expects and its tenant retention levels may not increase and they could decline,
•Mr. Blackman states that OPI has improved its liquidity during the quarter. In addition, this press release includes additional statements regarding OPI's belief that the characteristics of its tenant base will help mitigate the economic impact from the COVID-19 pandemic and that OPI will continue to benefit from these tenant characteristics. However, if the COVID-19 pandemic and the current economic conditions continue for an extended period or worsen, OPI may not be able to maintain its current leverage or liquidity levels and its portfolio may not prove as stable as currently expected. Further, OPI’s ability to borrow under its revolving credit facility is subject to OPI satisfying certain covenants and conditions. If OPI’s operating results and financial condition are significantly negatively impacted by current economic conditions or otherwise, OPI may fail to satisfy those covenants and conditions,
•Mr. Blackman states that OPI repaid all amounts outstanding under its revolving credit facility. This may imply that OPI will maintain zero borrowings under the credit facility. However, OPI's revolving credit facility allows OPI to borrow, repay and reborrow funds under that facility, subject to satisfying conditions. As a result, OPI may borrow funds under its revolving credit facility in the future and it is highly likely that it will do so in furtherance of its business and operations,
•Mr. Blackman references that he thinks OPI has outperformed under extraordinary circumstances this quarter and his belief that OPI is well positioned to further execute its strategic business plan. This may imply that OPI will outperform in the future and that it will successfully execute its business plan and that doing so will benefit OPI. However, OPI's business is subject to various risks and conditions and OPI may not outperform, and may underperform in the future. Further, OPI may not succeed in executing its business plan, and if it does succeed, it may not realize the benefits it expects, and
•OPI has entered into an agreement to acquire three properties adjacent to properties it owns in an office park in Brookhaven, GA for $15.3 million, excluding acquisition related costs. This acquisition is subject to conditions. Those conditions may not be satisfied and this acquisition may not occur, may be delayed or the terms may change.

The information contained in OPI’s filings with the SEC, including under “Risk Factors” in OPI’s periodic reports, or incorporated therein, identifies other important factors that could cause OPI’s actual results to differ materially from those stated in or implied by OPI’s forward-looking statements. OPI’s filings with the SEC are available on the SEC's website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, OPI does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
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